EXHIBIT 11.1
                             UOL PUBLISHING, INC.
                 STATEMENT RE: COMPUTATION OF PER SHARE LOSS

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                                                                Year ended December 31,         Nine months ended September 30,
                                                           1993         1994           1995           1995           1996
                                                           ----         ----           ----           ----           ----
Net loss per share:
Weighted average shares of common stock
outstanding.........................................    384,370      420,142        776,881        772,781        801,933
Shares of Series A and Series B Preferred Stock and
Preferred Stock Dividends issued during the twelve
months period prior to the initial filing of the
S-1 (using the treasury stock method)...............    207,599      207,599        207,599        207,599        207,599
Shares of Common Stock issued during the twelve
month period prior to the initial filing of the S-1
(using the treasury stock method)...................      3,469        3,469          3,469          3,469          3,469
Common  equivalent  shares from options,  warrants
and  convertible  debt issued during the twelve
month period prior to the initial filing of the S-1
(using the treasury stock method)...................    131,693      131,693        131,693        131,693        131,693
Total...............................................    727,131      762,903      1,119,642      1,115,542      1,144,694
Net loss ...........................................  $(413,503)   $(687,258)   $(2,239,641)   $(1,329,533)   $(3,448,075)
Accrued dividends to preferred stockholders ........         --           --       (174,830)      (115,595)      (241,958)
Net loss attributable to common stockholders  ......  $(413,503)   $(687,258)   $(2,414,471)   $(1,445,128)   $(3,690,663)
Net loss per share..................................  $   (0.57)   $   (0.90)   $     (2.16)   $     (1.30)   $     (3.22)
Pro forma net loss per share:
Weighted average shares of common stock
outstanding:........................................         --           --        776,881             --        801,933
Shares of Series A and Series B Preferred  Stock and
Preferred  Stock  Dividends issued during the twelve
month period prior the the initial filing of the
S-1 (using the treasury stock method)...............         --           --        207,599             --        207,599
Shares of Common  Stock  issued  during the  twelve
month  period  prior to the initial filing of the S-1
(using the treasury stock method)...................         --           --          3,469             --          3,469
Common  equivalent  shares from options,  warrants and
convertible  debt issued during the twelve month period
prior to the initial filing of the S-1
(using the treasury stock method)...................         --           --        131,693             --        131,693
Common equivalent shares from preferred stock
converted upon completion of offering...............         --           --        286,536             --        505,206
Total...............................................         --           --      1,406,178             --      1,649,900
Net loss............................................         --           --    $(2,239,641)            --    $(3,448,705)
Accrued dividends to preferred stockholders ........         --           --       (174,830)            --       (241,958)
Net loss attributable to common stockholders .......         --           --    $(2,414,471)            --    $(3,690,663)
Net loss per share..................................         --           --    $     (1.72)            --    $     (2.24)

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